Exhibit 10.11

EXECUTION VERSION

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Between

BARCLAYS BANK PLC, as Purchaser and Agent

and

VELOCITY COMMERCIAL CAPITAL, LLC, as Seller

Dated as of July 13, 2018

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SCHEDULES AND EXHIBITS

EXHIBIT A	FORM OF MONTHLY CERTIFICATION
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS
EXHIBIT C	FORM OF TRANSACTION NOTICE
EXHIBIT D	FORM OF GOODBYE LETTER
EXHIBIT E	FORM OF WAREHOUSE LENDER’S RELEASE
EXHIBIT F	LIST OF DISAPPROVED MEMBERS OF THE MORTGAGE BACKED SECURITIES DIVISION OF THE FIXED INCOME CLEARING CORPORATION
EXHIBIT G	FORM OF ESCROW INSTRUCTION LETTER
EXHIBIT H-1	FORM OF SELLER MORTGAGE LOAN SCHEDULE
EXHIBIT H-2	FORM OF SELLER RTL MORTGAGE LOAN SCHEDULE
EXHIBIT I-A	FORM OF INSTRUCTION LETTER

SCHEDULE 1	SCHEDULED COMPETITORS

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AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of July 13, 2018

BETWEEN:

BARCLAYS BANK PLC, in its capacity as purchaser (together with its permitted successors and assigns in such capacity hereunder, “Barclays” or a “Purchaser”) and agent pursuant hereto (together with its permitted successors and assigns in such capacity hereunder, “Agent”),

and

Velocity Commercial Capital, LLC in its capacity as a seller (together with its permitted successors and assigns in such capacity hereunder, “Seller”)

1.	APPLICABILITY

Purchaser shall from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on a committed basis with respect to the Committed Amount and may from time to time, upon the terms and conditions set forth herein agree to enter into transactions on an uncommitted basis with respect to the Uncommitted Amount, in which Seller sells to Purchaser Eligible Mortgage Loans, on a servicing-released basis, against the transfer of funds by Purchaser, with a simultaneous agreement by Purchaser to transfer to Seller such Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base. Each such transaction shall be referred to herein as a “Transaction,” and shall be governed by this Agreement. Except with respect to the Committed Amount, this Agreement is not a commitment by Purchaser to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with Seller. Seller hereby acknowledges that Purchaser is under no obligation to enter into, any Transaction pursuant to this Agreement with respect to the Uncommitted Amount. Seller acknowledges that during the term of this Agreement, Agent may undertake to join either one or both of Sheffield Receivables Corporation and Barclays Bank Delaware as additional purchasers under this Agreement, and Seller hereby consents to the joinder of such additional purchasers.

2.	DEFINITIONS AND INTERPRETATION

(a) Defined Terms.

“1-30 Day Delinquent Mortgage Loan” means any Mortgage Loan at any time the Monthly Payment for which was not received within 30 days after its Due Date.

“31+ Day Delinquent Mortgage Loan” means any Mortgage Loan at any time the Monthly Payment for which was not received within 31 days after its Due Date.

“< 60+ Day Delinquent Mortgage Loan” means any 1-30 Day Delinquent Mortgage Loan or 31-60 Day Delinquent Mortgage Loan.

“60+ Day Delinquent Mortgage Loan” means any Mortgage Loan at any time the Monthly Payment for which was not received within 59 days after its Due Date.

“Accepted Servicing Practices” means with respect to any Mortgage Loan, those accepted, customary, legal and prudent mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service small balance commercial mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

“Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the period from and including the first day of the month immediately prior to such Monthly Payment Date to and including the last day of the month immediately prior to such Monthly Payment Date; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date and end on the last day of such calendar month.

“Additional Eligible Mortgage Loan Criteria” has the meaning assigned thereto in the Pricing Side Letter.

“Additional Purchased Mortgage Loans” has the meaning assigned thereto in Section 7(b) hereof.

“Adjustable Rate Mortgage Loan” means a Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” means, for any Person as of any date of determination thereof, an amount equal to (a) the Tangible Net Worth of such Person as of such date, minus (b) amounts owing to such Person from its Affiliates, officers, directors and stockholders as of such date, all determined in accordance with GAAP.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person, provided, that the following entities shall not be included in the definition of Affiliates with respect to Seller: VCC Mortgages Securities, LLC; Velocity Commercial Capital Loan Trust 2011-1; Velocity Commercial Capital Loan Trust 2014-1; and Velocity Commercial Capital Loan Trust 2015-1. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control.”

“Aged Mortgage Loan” means (i) any Mortgage Loan (other than an RTL Mortgage Loan or Wet-Ink Mortgage Loan) subject to a Transaction (whether or not continuous) for which the related Origination Date is longer than ninety (90) days from the date of any determination, (ii) a Wet-Ink Mortgage Loan subject to a Transaction (whether or not continuous) for which the related Origination Date is longer than five (5) days from the date of any determination or (iii) an RTL Mortgage Loan for which the time between the Origination Date and any date of determination by Purchaser is more than seven (7) months.

“Agent” has the meaning set forth in the preamble.

“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price for all Mortgage Loans then subject to Transactions under this Agreement.

“Agreement” means this Amended and Restated Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.

“Appraised Value” shall mean, with respect to (i) any Mortgage Loan (other than an RTL Mortgage Loan), the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property and (ii) any RTL Mortgage Loan, the RTL Appraisal Value.

“Applicable Margin” has the meaning assigned thereto in the Pricing Side Letter.

“Asset Base” means, on any date of determination and with respect to all Purchased Assets then subject to Transactions and, to the extent applicable, all Eligible Mortgage Loans proposed to be sold to the Purchaser as of such date of determination, the lesser of (i) 90% of the Principal Balance of all such Purchased Assets and Eligible Mortgage Loans as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of all such Purchased Assets and Eligible Mortgage Loans.

“Assignment and Acceptance” has the meaning assigned thereto in Section 27(b) hereof.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, reflecting the assignment of the Mortgage to Purchaser.

“AVM” means an automated valuation model, providing computer generated home appraisals for mortgages and are based on comparable sales in area of the Mortgaged Property, title records and other market factors.

“Backup Servicer Agreement” means any backup servicing agreement among Purchaser, Seller and a backup servicer appointed pursuant to Section 16(d), as the same may be amended, modified or supplemented from time to time.

“Bail-In Action” means the exercise by the Bank of England (or any successor resolution authority) of any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period and together with any power to terminate and value transactions) under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom relating to the transposition of the European Banking Recovery and Resolution Directive as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which our obligations (or those of our affiliates) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of ours or any other person.

“Bank” means (i) with respect to the Collection Account and the Collection Account Control Agreement, Wells Fargo Bank, N.A. and its successors and permitted assigns, (ii) with respect to the Holdback Account and the Holdback Account Control Agreement, the Holdback Account Bank and its successors and permitted assigns, or (iii) such other bank as may be mutually acceptable to the Seller and the Purchaser.

“Bankruptcy Code” means 11 U.S.C. Section 101 et seq., as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed or banking and savings and loan institutions in the States of New York or California or the City of New York are closed, (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted or (iv) with respect to any day on which the parties hereto have obligations to the Custodian or on which the Custodian has obligations to any party hereto, a day upon which the Custodian’s offices are closed.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) mortgage-backed securities issued or guaranteed by any agency of the United States Government with an implied rating of AAA or with an express rating of AAA by either Standard & Poor’s Ratings Services (“S&P”) or by Moody’s Investors Service, Inc. (“Moody’s”); (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or of any state thereof having combined capital and surplus of not less than $500,000,000; (d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by

Moody’s; (g) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (c) of this definition; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Certification” has the meaning assigned thereto in the Custodial Agreement.

“Change in Control” means (a) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction or routine bulk sales of mortgage loans), or (b) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 51% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller immediately prior to such merger, consolidation or other reorganization.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Purchaser (or any Affiliate thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Protection Letter” means, with respect to any Wet-Ink Mortgage Loan that becomes subject to a Transaction, a letter of indemnification from any title company (except by a title company disapproved in writing by Purchaser) in any jurisdiction where insured closing letters are permitted under applicable law and regulation, addressed to Seller, which is fully assignable to Purchaser, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby, which may be in the form of a blanket letter.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means the account established by the Seller in accordance with Section 16(e) for the benefit of the Purchaser as identified in the Collection Account Control Agreement.

“Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of the Effective Date, by and among the Purchaser, the Seller and Bank, in form and substance acceptable to the Purchaser to be entered into with respect to the Collection Account, as the same may be amended, modified or supplemented from time to time.

“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Confirmation” has the meaning assigned thereto in Section 4 hereof.

“Contract” means an agreement between an Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“Current Assets” means those assets which in the regular course of business of Seller will be readily and quickly realized, or converted into cash, all in accordance with GAAP within the applicable accounting or time period together with such additional assets as may readily be converted into cash without impairing the business of Seller, and shall include, without limitation, cash, temporary investments, receivables (net of allowance for doubtful accounts), inventories and prepaid expenses but shall exclude (a) loans and advances to or receivables due from employees, officers or directors of Seller and between Seller and an affiliate, (b) all deferred assets, other than prepaid items for insurance, taxes, and rents, and (c) any properties or assets located outside the continental United States and Canada.

“Current Liabilities” means those liabilities of Seller, or any portion thereof, the maturity of which will not extend beyond one year from the date said determination is to be made all in accordance with GAAP.

“Current Ratio” means as of any date of determination thereof, the ratio of (a) Current Assets as of such date to (b) Current Liabilities as of such date.

“Custodial Agreement” means that certain Amended and Restated Custodial Agreement, dated as of July 13, 2018, among Seller, Purchaser, Agent, Custodian and Disbursement Agent, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Custodian” means U.S. Bank National Association, and its successors and permitted assigns.

“Debt Service Coverage Ratio” means the ratio of cash flow available to service debt to the total principal and interest payments on all funded debt, each calculated for the preceding twelve (12) month period from the date of calculation.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned thereto in the Pricing Side Letter.

“Delinquent Mortgage Loan” shall mean any 1-30 Day Delinquent Mortgage Loan and any 31+ Day Delinquent Mortgage Loan.

“Diligence Defect” means any issue or concern with respect to a Mortgage Loan discovered by Purchaser or its designee that has a material adverse effect on the value of the Mortgage Loan or the Purchaser’s interest therein, as determined in the sole discretion of Purchaser.

“Disbursement Agent” means U.S. Bank National Association, and its successors and permitted assigns.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Dry Mortgage Loan” shall mean a first lien RTL Mortgage Loan or small balance commercial loan, which Custodian has been instructed to hold for Purchaser pursuant to the Custodial Agreement, and which loan includes, without limitation, (i) a Mortgage Note, the related Mortgage and all other documents contained in the Mortgage File, (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review Percentage” has the meaning assigned thereto in the Pricing Side Letter.

“Effective Date” means July 13, 2018.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Mortgage Loan” means any Eligible RTL Mortgage Loan or Eligible Small Balance Commercial Mortgage Loan.

“Eligible RTL Mortgage Loan” shall mean an RTL Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B to the Agreement in all material respects, (ii) contains all required documents in the Mortgage File without exceptions unless otherwise waived by the Purchaser or permitted below, (iii) meets each of the applicable Additional Eligible Loan Criteria, (iv) was originated by Seller pursuant to the Seller Underwriting Guidelines and (v) is identified on the Seller Mortgage Loan Schedule. No Eligible RTL Mortgage Loan shall be a Mortgage Loan:

(i) which has an unpaid principal balance greater than $2,500,000, unless otherwise consented to by Purchaser in writing in its sole discretion;

(ii) for which the related Mortgaged Property is a ground-up construction, a tear-down, a partial tear-down or a gut rehabilitation, unless the related construction, tear-down or rehabilitation has been completed to the satisfaction of Purchaser in its sole discretion;

(iii) which has an original term to maturity of greater than eighteen (18) months unless otherwise approved by Purchaser;

(iv) which has an LTV greater than 80%;

(v) which was originated by a Person other than Seller or a Qualified RTL Originator;

(vi) for which a personal guaranty of the related Note is not in the possession of the related Custodian; or

(vii) which is an REO Property.

“Eligible Small Balance Commercial Mortgage Loan” shall mean a Mortgage Loan secured by a first mortgage lien on a non-owner occupied residential or commercial property and (i) which was originated by the Seller or an Originator in accordance with the Seller Underwriting Guidelines, (ii) which contains all required documents in the related Mortgage File without Exceptions (as such term is defined in the Custodial Agreement) unless otherwise waived by Purchaser or permitted as a Wet-Ink Mortgage Loan, (iii) which is, in the sole discretion of Purchaser, eligible for sale to a third party investor in small balance mortgage loans in the secondary market acceptable to Purchaser for Transactions with respect to the Uncommitted Amount, (iv) satisfies each of the representations and warranties in Exhibit B to the Agreement in all material respects and (v) which satisfies the Additional Eligible Mortgage Loan Criteria.

“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“Escrow Instruction Letter” means the Escrow Instruction Letter from Seller to the Settlement Agent, in the form of Exhibit G hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.

“Event of Default” has the meaning assigned thereto in Section 17 hereof. “Event of Insolvency” means, with respect to any Person,

(i) the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent or seek to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

(ii) a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person’s Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within forty-five (45) days of filing;

(iii) that such Person or any Affiliate shall become insolvent;

(iv) that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay any of its debts or obligations as they become due or mature;

(v) any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the management of such Person; or

(vi) the audited annual financial statements of such Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or

(vii) if such Person or any Affiliate is a corporation, such Person or any Affiliate or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the foregoing actions.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on or immediately prior to the Origination Date of a Mortgage Loan.

“Foreign National” shall mean any Person who is not a citizen or permanent resident alien of the United States of America.

“Foreign Purchaser” has the meaning assigned thereto in Section 8(d).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller any of its Subsidiaries or any of their Property.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a counterparty reasonably acceptable to Agent, in each case with respect to the Mortgage Loans.

“Holdback Account” means that certain segregated account with such account number and account name that is set forth in the Holdback Account Control Agreement, which account is held by Seller and into which any Holdback Amounts with respect to RTL Mortgage Loans shall be deposited. Purchaser shall have a perfected security interest in all such amounts and Seller acknowledges that Purchaser shall have no obligations of any kind to remit any additional amounts into the related Holdback Account.

“Holdback Account Control Agreement” means that certain account control agreement, by and among the Purchaser, the Seller and the Holdback Account Bank, in form and substance acceptable to the Purchaser to be entered into with respect to the Holdback Account, as the same may be amended, modified or supplemented from time to time.

“Holdback Account Bank” means such control bank as may be mutually acceptable to the Seller and the Purchaser.

“Holdback Amounts” means, with respect to any RTL Mortgage Loan which includes a Holdback Component, the future funding amounts (identified under the field “Holdback Amount” of the Seller RTL Mortgage Loan Schedule) for the related Mortgagor to improve and rehabilitate the related Mortgaged Property in accordance with the applicable Mortgage Note, the related Mortgage and all other loan documents comprising the Mortgage File and the Seller Underwriting Guidelines.

“Holdback Component” means an RTL Mortgage Loan which includes the concept of a Holdback Amount pursuant to the its terms and the Seller’s Underwriting Guidelines.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds from the sale of any Purchased Asset into a securitization, liquidation proceeds or proceeds received in respect of mortgage insurance).

“Indebtedness” means, with respect to any Person as of any date of determination: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities (other than the sale of or issuance of debt securities which are Non-Recourse) or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person.

“Indemnified Party” has the meaning assigned thereto in Section 21(a).

“Initial Fee” shall have the meaning assigned thereto in the Pricing Side Letter.

“Instruction Letter” shall mean with respect to each Servicer, a letter agreement between Seller and each Servicer substantially in the form of Exhibit I-A attached hereto.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” means for each day, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, or such interpolated rate as determined by the Agent.

“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.

“Liquidity” means with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person (taking into account applicable haircuts) under committed mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered eligible collateral to pledge thereunder.

“Loan to Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the outstanding principal amount of such Mortgage Loan at the time of origination to the lesser of (a) (1) the Appraised Value of the Mortgaged Property at the origination of such Mortgage Loan or (2) if available a more recently obtained Appraised Value of the Mortgaged Property, and (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of the Mortgage Loan, the purchase price of the related Mortgaged Property.

“Margin Call” has the meaning assigned thereto in Section 7(b) hereof. “Margin Deficit” has the meaning assigned thereto in Section 7(b) hereof.

“Market Value” means, with respect to any Transaction and as of any date of determination, (i) the value ascribed to a Purchased Asset or a Mortgage Loan by Agent in its sole discretion, and (ii) zero, with respect to any Mortgage Loan that is not an Eligible Mortgage Loan.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or Property of such Person including the insolvency of such Person or its Parent Company, if applicable.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller or any of Seller’s Affiliates taken as a whole; (b) a material impairment of the ability of Seller or any of its respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller or any of their respective Affiliates that is a party to any Program Document; or (d) a material adverse effect on the Market Value of the Purchased Assets taken as whole.

“Materials of Environmental Concern” shall mean any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.

“Maturity Date” means October 26, 2018.

“Maximum Aggregate Purchase Price” has the meaning assigned thereto in the Pricing Side Letter.

“Maximum Time on Facility” means for (i) all Dry Mortgage Loans (other than Seasoned Mortgage Loans or RTL Mortgage Loans), the maximum number of days such Mortgage Loan may be subject to a Transaction (whether or not continuous) is three hundred sixty-four (364) days from the Origination Date, (ii) Wet-Ink Mortgage Loans, the maximum number of days such Mortgage Loan may be subject to a Transaction (whether or not continuous) is ten (10) Business Days from the Origination Date, (iii) all Seasoned Mortgage Loans, such Mortgage Loan may be subject to a Transaction (whether or not continuous) for greater than three hundred sixty-four (364) days from the Origination Date and (iv) all RTL Mortgage Loans, two hundred seventy (270) days (whether or not continuous) from the Origination Date.

“Merger Event” means any merger, conversion, combination or consolidation to which Seller is a party or sale of all or substantially all of Seller’s Property (other than in connection with an asset-based financing, securitization or other secondary market transaction related to the Seller’s assets in the ordinary course of the Seller’s business).

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the mortgage interest rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.

“Monthly Payment Date” means the tenth (10th) day of each calendar month beginning with August 2018; provided that if such day is not a Business Day, the next succeeding Business Day.

“Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.

“Mortgage File” has the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” means either a Dry Mortgage Loan or a Wet-Ink Mortgage Loan, as applicable.

“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Nationstar” means Nationstar Mortgage LLC and its successors and permitted assigns. “Nationstar Event of Default” shall mean the occurrence of any:

(i) failure by Nationstar to remit to Seller or Purchaser, as applicable, any payment required to be made under the terms of the Servicing Agreement which continues unremedied for a period of two (2) Business Days after the date such payment was required to be made; or

(ii) failure by Nationstar duly to observe or perform, in any material respect, any of the other covenants or agreements on the part of the Servicer set forth in the Servicing Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by Seller or Purchaser; or

(iii) failure by Nationstar to maintain or have legal access to licenses to do business or service mortgage loans in any jurisdiction where the Mortgaged Properties are located, to the extent required under applicable law, which failure continues unremedied for a period of sixty (60) days following written notice of such failure received by Nationstar from a governmental authority of such jurisdiction; or

(iv) decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(v) Nationstar shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Nationstar or of or relating to all or substantially all of its property; or

(vi) Nationstar shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three (3) consecutive Business Days; or

(vii) Nationstar attempts, without the consent of the Purchaser, to assign the servicing (or any portion of the Nationstar’s responsibilities) of the Assets or its right to servicing compensation hereunder or Nationstar attempts, without the consent of the Purchaser, to assign the Servicing Agreement or its servicing responsibilities hereunder or to delegate its duties (to other than a third party service provider) hereunder or any portion thereof.

“Nationstar Merger Event” means (i) any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeds to the business of the Servicer and (ii) such successor or surviving Person is an institution (a) itself, or any of its parent companies, having a net worth of less than $25,000,000, and (b) which is not a Fannie Mae and Freddie Mac approved servicer in good standing.

“Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of such Mortgage Loan.

“Non-Recourse” shall mean, with respect to any specified Person, Indebtedness that is specifically advanced to finance the acquisition of property or assets and secured only by the property or assets to which such Indebtedness relates without recourse to such Person (other than subject to such customary carve-out matters for which such Person acts as a guarantor in connection with such Indebtedness, such as bad boy acts, fraud, misappropriation, breach of representation and warranty, misapplication, and environmental matters); provided that, notwithstanding the foregoing, if any Indebtedness that would be Non-Recourse Indebtedness but for the fact that such Indebtedness is made with recourse to other assets or to the Seller, then only the portion of such Indebtedness that is recourse to such other assets or to the Seller shall be deemed not to be Non-Recourse Indebtedness, and all other Indebtedness shall be deemed to be Non-Recourse Indebtedness.

“Non-Utilization Fee” has the meaning assigned thereto in the Pricing Side Letter. “Notice Date” has the meaning assigned thereto in Section 3(b) hereof.

“Obligations” means (a) all amounts due and payable by Seller to Purchaser in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and other obligations and liabilities of Seller to Purchaser arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Purchaser or on behalf of Purchaser pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Purchaser of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Purchaser pursuant to the Program Documents.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“OFAC Lists” has the meaning ascribed to it in Section 37(b).

“Origination Date” means the date on which a Mortgage Loan was originated by the related Originator.

“Originator” means Seller or any other third party originator disclosed to Purchaser or Agent by Seller; provided that Purchaser or Agent shall not have rejected such Originator by providing written notice to Seller of such rejection.

“Other Taxes” has the meaning assigned thereto in Section 8(b).

“Parent Company” means a corporation or other entity owning at least 50% of the outstanding shares of voting stock of Seller.

“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to any Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) and (B) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 3(f) herein for the actual number of days elapsed during such Accrual Period on a 360-day basis.

“Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such date.

“Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Asset or Transaction, an amount equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.

“Pricing Side Letter” means that certain Amended and Restated Pricing Side Letter, dated as of the Effective Date, between Seller and Purchaser, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Principal Balance” means the unpaid principal balance of a Mortgage Loan.

“Program Documents” means this Agreement, the Pricing Side Letter, the Custodial Agreement, the Collection Account Control Agreement, any assignment of Hedge Instrument, if any, any Backup Servicer Agreement, and Instruction Letter, any intercreditor agreement and all other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to the Purchaser or its designee hereunder.

“Purchase Price” means the price at which Purchased Assets subject to a Transaction are sold by Seller to Purchaser or its designee on a Purchase Date (which includes a mutually negotiated premium allocable to the portion of the related Purchased Assets that constitutes the related Servicing Rights), which shall (unless otherwise agreed to by the Seller and Purchaser) be equal to the lesser of (i) 95% of the unpaid principal balance of such Purchased Assets as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets as of such date of determination.

“Purchase Price Percentage” has the meaning assigned thereto in the Pricing Side Letter.

“Purchased Assets” means all of the following items with respect to any Mortgage Loans sold by Seller to Purchaser in a Transaction, whether now existing or hereafter acquired (to the extent not repurchased by Seller in accordance with this Agreement): (i) such Mortgage Loans and the related Servicing Rights and Servicing Records, (ii) Seller’s rights under any related Hedge Instruments to the extent related to the Mortgage Loans, (iii) such other property, rights, titles or interest as are specified on the related Transaction Notice, (iv) all mortgage guarantees and insurance relating to the individual Mortgage Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to the Mortgage Loans, (v) all guarantees or other support for the Mortgage Loans, (vi) all rights to Income and the rights to enforce such payments arising from the Mortgage Loans and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto, (vii) [reserved], (viii) the Collection Account and the Holdback Account and all amounts on deposit therein, (ix) all Additional Purchased Mortgage Loans, (x) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and cash equivalents and all products and proceeds relating to or constituting any or all of the foregoing, (xi) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xii) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, and (xiii) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser’s Wire Instructions” has the meaning set forth in the Pricing Side Letter.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each state in which any Mortgaged Property is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Qualified RTL Originator” means any third party originator approved by Seller in accordance with the Seller Underwriting Guidelines.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Mortgage Notes, any Mortgages, the Mortgage Files, the Servicing Files, and any other instruments necessary to document or service an Asset that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Asset that is a Purchased Asset.

“REO Property” means real property including land and improvements, together with all buildings, fixtures and attachments thereto, all insurance proceeds, liquidation proceeds, condemnation proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection therewith, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Repurchase Date” means, with respect to any Transaction, the earliest of (i) the Termination Date, (ii) the second Business Day following Seller’s written notice to Purchaser requesting a repurchase of such Transaction or (iii) at the conclusion of the Maximum Time on Facility for any Eligible Mortgage Loan purchased hereunder, or if such day is not a Business Day, the immediately following Business Day.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Purchaser or its designee to Seller upon termination of a Transaction, which will be determined in each case as the sum of: (i) any portion of the Purchase Price not yet repaid to Purchaser, (ii) the Price Differential accrued and unpaid thereon, and (iii) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing under the Program Documents from Seller to Purchaser, in each case, owed as of the date of such repurchase.

“Request for Release of Documents” means the Request for Release of Documents set forth as Annex 5 to the Custodial Agreement, as applicable.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Mortgage Loan” means a Mortgage Loan for which the related Escrow Payments have not been made by the next succeeding Due Date.

“RTL Appraisal Value” means the value of the related Mortgaged Property as set forth in an (i) RTL BPO or (ii) AVM, in each case, as approved by Purchaser.

“RTL BPO” shall mean, with respect to any RTL Mortgage Loan, a broker’s price opinion of the “AS-IS” fair market value of the related Mortgaged Property given by a licensed real estate agent, appraisal management company or broker acceptable to Purchaser, obtained by or on behalf of such Seller in conformity with customary and usual and business practices, which generally includes three (3) comparable sales and three (3) comparable listings.

“RTL Mortgage Loan” shall mean any first lien, fixed-rate or floating-rate mortgage loan, made solely for investment and business purposes, which is evidenced by a Mortgage Note, and each advance under which is secured by a Mortgage on a non-owner occupied one-to-four family residential property, condominium, townhouse or mixed use property and acquired in accordance with Seller Underwriting Guidelines.

“RTL Underwriting Guidelines” shall mean the written underwriting guidelines of Seller that govern the underwriting, acquisition and program operations of each RTL Mortgage Loan, as supplemented or modified by underwriting overlays that have been approved by Agent prior to the applicable Purchase Date.

“Scheduled Competitor” means any of the entities identified on Schedule 1 attached hereto.

“SEC” has the meaning ascribed thereto in Section 35.

“Seasoned Mortgage Loan” shall mean a Dry Mortgage Loan (other than a Delinquent Mortgage Loan) which does not meet the criteria set forth in the definition of Maximum Time on Facility for any other Mortgage Loan other than clause (iii).

“Seller” has the meaning set forth in the preamble hereof.

“Seller Mortgage Loan Schedule” means the list of Mortgage Loans proposed to be purchased by Purchaser, in the form of (i) Exhibit H-1 hereto with respect to all Mortgage Loans other than RTL Mortgage Loans and (ii) Exhibit H-2 with respect to all RTL Mortgage Loans, in each case that will be delivered in an excel spreadsheet format by Seller to Purchaser and Custodian and attached by the Custodian to the related Certification.

“Seller Underwriting Guidelines” means, with respect to any Mortgage Loan, the underwriting guidelines of Seller with respect to small balance commercial mortgage loans of a similar type, as supplemented or modified by underwriting overlays that have been approved by Agent prior to the applicable Purchase Date; provided that with respect to RTL Mortgage Loans the Underwriting Guidelines shall mean the RTL Underwriting Guidelines.

“Servicer” means Nationstar or any servicer approved by Agent in its sole discretion which may be Seller.

“Servicer Change in Control” means, with respect to, after the date hereof, any Person or group of Persons acting in concert shall have acquired (within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934), directly or indirectly, 50% or more of the outstanding equity interests of any Servicer other than Nationstar.

“Servicer Termination Event” means (1) with respect to any Servicer other than Nationstar, (i) the failure of such Servicer or subservicer to perform any of its duties in any material respect (including, but not limited to any obligations set forth in this Agreement, any servicing or subservicing agreement, Instruction Letter or any other Program Document and Accepted Servicing Practices); (ii) the failure of such Servicer or subservicer to make servicing advances with respect to any Loans in accordance with the terms of the Servicing Agreement or subservicing agreement, (iii) the occurrence of an Event of Default, (v) the occurrence of an Event of Insolvency with respect to such Servicer or subservicer, (vi) the occurrence of a Servicer Change in Control, or (iv) the occurrence of any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between such Servicer or subservicer and any Governmental Authority; as to which individually or in the aggregate, in Purchaser’s sole discretion is reasonably likely to have a Material Adverse Effect or (viii) the occurrence of a Material Adverse Change with respect to such Servicer or subservicer and (2) with respect to Nationstar, (i) the failure of Nationstar to perform any of its duties in any material respect in accordance with the Servicing Practices or the Instruction Letter; (ii) the failure of Nationstar to make servicing advances with respect to any Loans in accordance with the terms of the Servicing Agreement, (iii) the occurrence of a Nationstar Merger Event, or (iv) the occurrence of an Nationstar Event of Default.

“Servicing Agreement” means that Servicing Agreement, dated as of March 27, 2015, by and between Seller and SMS, which was thereafter assigned to Nationstar by SMS pursuant to that certain Assignment and Assumption Agreement, dated as of September 1, 2016, by and among SMS, Nationstar and Seller.

“Servicing File” means with respect to each Mortgage Loan, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage File), all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.

“Servicing Practices” means the servicing standards and requirements (a) in accordance with (i) applicable laws, (ii) the terms and provisions of the loan documents comprising the Mortgage File, (iii) the express terms of the Servicing Agreement, and (iv) the customary and usual standards of practice of prudent mortgage loan servicers, and (b) to the extent consistent with the foregoing requirements, in the same manner in which Nationstar services and administers mortgage loans for other third party portfolios of small balance mortgage loans similar to the Mortgage Loans, but without regard to any relationship that Nationstar or any Affiliate of Nationstar may have with the related Mortgagor or any Affiliate of such Mortgagor or to Servicer’s right to receive compensation for its services hereunder.

“Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.

“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.

“Servicing Term” has the meaning assigned thereto in Section 16(d).

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Agent, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Purchaser notifies the Seller otherwise at any time in writing.

“Small Balance Commercial Mortgage Loan” shall mean an Eligible Mortgage Loan secured by a first mortgage lien on a commercial property (a) a Mortgage Note, the related Mortgage and all other loan documents comprising the Mortgage File, and (b) all right, title and interest in and to the Mortgaged Property covered by such Mortgage, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“SMS” means Seneca Mortgage Servicing LLC and its successors and permitted assigns. “Structuring Fee” shall have the meaning assigned thereto in the Pricing Side Letter.

“Subordinated Debt” means, with respect to any Person, Indebtedness of such Person to any other Person that is subordinated to the Obligations pursuant to a currently effective and irrevocable subordination agreement approved by Agent in its sole discretion and the principal of which is not due and payable until ninety (90) days or more after the Termination Date. For the avoidance of doubt, this definition of Subordinated Debt shall include all subordinated indebtedness of Seller outstanding as of the date hereof to Security Benefit Corporation.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” has the meaning assigned thereto in Section 8(a).

“Tangible Net Worth” means for any Person as of any date of determination, an amount equal to (i) such Person’s shareholder equity calculated in accordance with GAAP, plus (ii) any Subordinated Debt issued by such Person with maturities greater than twelve (12) months, minus (iii) the intangible assets of such Person.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) at the option of Purchaser, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period, and (iii) with respect to the Uncommitted Amount, the fifteenth (15th) Business Day after the Purchaser delivers a notice of termination to the Seller, provided that if such day is not a Business Day, the immediately preceding Business Day.

“Transaction” has the meaning assigned thereto in Section 1 hereof. “Transaction Fee” has the meaning assigned thereto in the Pricing Side Letter.

“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and Purchaser, which is deemed to be delivered to the Purchaser in accordance with Section 3(c) herein.

“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Warehouse Lender” means any lender providing financing to Seller for the purpose of warehousing, originating or purchasing a Mortgage Loan, which lender owns pursuant to a repurchase arrangement or has a security interest in such Mortgage Loan to be purchased by Purchaser.

“Warehouse Lender’s Release” means a letter, in the form of Exhibit E, from a Warehouse Lender to Purchaser, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.

“Wet-Ink Mortgage Loan” means a Mortgage Loan that Seller is selling to Purchaser simultaneously with the origination thereof that is funded in part, either directly or indirectly, with the Purchase Price paid by Purchaser hereunder and prior to receipt by Purchaser or the Custodian of the original Mortgage Note.

“Wet-Ink Mortgage Loan Document Receipt Date” means for any Wet-Ink Mortgage Loan, the date that the Custodian executes an original trust receipt without exceptions.

“Wet-Ink Mortgage Loan Step Down Date” has the meaning assigned thereto in the Pricing Side Letter.

“Wet-Ink Mortgage Loan Sublimit” has the meaning assigned thereto in the Pricing Side Letter.

(b) Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection,

Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default occurring under any Program Document exists until it has been waived in writing by Purchaser or has been timely cured. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Purchaser or an authorized officer of Purchaser as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Purchaser under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Purchaser requests otherwise.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Purchaser and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Purchaser may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in its absolute sole discretion. Except as specifically required herein, any requirement of good faith, discretion or judgment by Purchaser shall not be construed to require Purchaser to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.

3. THE TRANSACTIONS

(a) Subject to the limitations set forth in this Agreement, (including without limitation Section 3(b) below), it is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is a committed facility, with respect to the Committed Amount and (ii) an uncommitted facility with respect to the Uncommitted Amount, Purchaser shall have no obligation to enter into any Transactions hereunder with respect to the Uncommitted Amount. All purchases of Mortgage Loans hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount.

(b) Subject to the terms and conditions of the Program Documents (including, but not limited to, the conditions precedent set forth in Section 10 hereof), Purchaser shall enter into Transactions provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base.

(c) Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Mortgage Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time

Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans)	Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 3:00 p.m. (New York City time) on the requested Purchase Date
	For all Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans): the complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian

Wet-Ink Mortgage Loans	Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser, Custodian and Disbursement Agent	No later than two (2) hours after receipt of the Required Delivery Items within the Required Delivery Time on the requested Purchase Date

The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date”.

By submitting a Seller Mortgage Loan Schedule, Seller hereby agrees that it shall be deemed to have made all of the representations and warranties set forth in the form of Transaction Notice attached as Exhibit C hereto.

(d) With respect to each Wet-Ink Mortgage Loan, immediately following the Purchase Date, Seller shall deliver or cause to be delivered to the Custodian the remaining documents in the Mortgage File. Upon the Wet-Ink Mortgage Loan Document Receipt Date, the related Wet-Ink Mortgage Loan shall become a Dry Mortgage Loan.

(e) Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met (or been waived in writing by Purchaser or Agent with respect to Section 10(b)), and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Purchaser shall, in the case of a Transaction with respect to the Committed Amount and Purchaser may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount, purchase the Eligible Mortgage Loans included in the related Seller Mortgage Loan Schedule by transferring the Purchase Price (net of any related Initial Fee, Structuring Fee, Transaction Fee, Non-Utilization Fee or any other unpaid fees and expense then due and payable by Seller to Purchaser pursuant to the Agreement) in accordance with the following wire instructions or as otherwise provided:

Receiving Bank: Wells Fargo Bank

ABA#: [***]

Account Name: Velocity Commercial Capital

Account Number: [***]

Attention: DACA Team

Seller acknowledges and agrees that the Purchase Price includes a mutually negotiated premium allocable to the portion of the Purchased Assets that constitutes the related Servicing Rights.

(f) On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide Seller with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to Purchaser. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, Seller shall pay to Purchaser the Price Differential then due and payable for (x) all outstanding Transactions and (y) Purchased Assets for which Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(g) during the prior calendar month.

(g) With respect to a Transaction, upon the earliest of (1) the Repurchase Date and (2) the Termination Date, Seller shall pay to Purchaser the related Repurchase Price (other than the related accrued Price Differential) together with any other Obligations then due and payable, and shall repurchase all Purchased Assets then subject to such Transaction. The Repurchase Price shall be transferred directly to Purchaser.

(h) If Agent determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on Purchaser’s capital or on the capital of any Affiliate of Purchaser under this Agreement as a consequence of such Change in Law or change in accounting rules, then from time to time Seller will compensate Purchaser or Purchaser’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by Purchaser thereafter and for the immediately preceding thirty (30) day period. Further, if due to the introduction of, any change in, or the compliance by Purchaser with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to Purchaser or any Affiliate of Purchaser in engaging in the present or any future Transactions, then Seller shall, from time to time and upon demand by Purchaser, compensate Purchaser or Purchaser’s Affiliate for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder thereafter and for the immediately preceding thirty (30) day period. Purchaser shall provide Seller with prompt notice as to any such Change in Law, change in accounting rules or change in compliance promptly following Purchaser’s receipt of actual knowledge thereof. Purchaser agrees that it shall treat all of its similarly-situated counterparties in the same manner.

(i) Seller shall pay to Agent on behalf of Purchaser the Non-Utilization Fee in accordance with the terms of the Pricing Side Letter. All payments shall be made to Purchaser in Dollars, in immediately available funds, without deduction, setoff or counterclaim. Purchaser may, in its sole discretion, net such Non-Utilization Fee from the proceeds of any Purchase Price paid to Seller. Each payment of the Non-Utilization Fee is and shall be deemed to be fully earned and non-refundable when paid.

(j) Contractual recognition of bail-in. Seller acknowledges and agrees that notwithstanding any other term of this Agreement or any other agreement, arrangement or understanding with Purchaser, any of Purchaser’s liabilities, as the Bank of England (or any successor resolution authority) may determine, arising under or in connection with this Agreement may be subject to Bail-In Action and Seller accepts to be bound by the effect of:

(a) any Bail-In Action in relation to such liability, including (without limitation):

(i) a reduction, in full or in part, of any amount due in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, Seller; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of this Agreement to the extent necessary to give effect to Bail-In Action in relation to any such liability.

(k) Contractual Recognition of UK Stay In Resolution.

Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination right under this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

For the purpose of this Section 3(k), “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “Bank Recovery and Resolution Directive (“BRRD”) undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.”

4. CONFIRMATION

In the event that parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement, the parties shall execute a confirmation prior to entering into such Transaction, which confirmation shall be in a form that is mutually acceptable to Purchaser and Seller and shall specify such terms, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date (a “Confirmation”). Any such Confirmation together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Purchaser and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5. [RESERVED]

6. PAYMENT AND TRANSFER

(a) Unless otherwise agreed by Seller and Purchaser, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to Purchaser all payments required to be made by it to Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by Purchaser. Any payments received by Purchaser after 5:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

(b) With respect to any Purchase Price payable for a Wet-Ink Mortgage Loan that is subject to a Transaction hereunder, following Seller’s receipt of the applicable Closing Protection Letter and Escrow Instruction Letter, Purchaser will cause Disbursement Agent to aggregate and disburse funds directly to the Settlement Agent pursuant to the related Escrow Instruction Letter for the closing of such Wet-Ink Mortgage Loan.

7. MARGIN MAINTENANCE

(a) Agent shall determine the Market Value of the Purchased Assets at any time as determined by Agent in its sole discretion acting in good faith.

(b) If, as of any date of determination, the lesser of (a) 95% of the Principal Balance of the Eligible Mortgage Loans and (b) the aggregate Market Value of all related Purchased Assets subject to all Transactions, taking into account the cash then on deposit in the Collection Account, multiplied by the applicable Purchase Price Percentage is less than the Repurchase Price for all such Transactions (a “Margin Deficit”) by an amount equal to or greater than $10,000, then Agent may, by notice to the Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Purchaser or its designee cash or, at Purchaser’s option (and provided Seller has additional Eligible Mortgage Loans), additional Eligible Mortgage Loans to Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit. If the Agent delivers a Margin Call to the Seller on or prior to 12:00 p.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to Purchaser or its designee no later than 5:00 p.m. (New York City time) on the same Business Day. In the event the Agent delivers a Margin Call to Seller after 12:00 p.m. (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 1:00 p.m. (New York City time) on the next succeeding Business Day.

(c) Any cash transferred to Purchaser or its designee pursuant to Section 16(f)(ii) herein shall reduce the Repurchase Price of the related Transactions.

(d) The failure of Purchaser, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of the Purchaser to do so at a later date. Seller and Purchaser each agree that a failure or delay by Purchaser to exercise its rights hereunder shall not limit or waive Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(e) For the avoidance of doubt, it is hereby understood and agreed that Seller shall be responsible for satisfying any Margin Deficit existing as a result of any reduction of the Principal Balance of any Purchased Asset pursuant to any action by any bankruptcy court.

8. TAXES; TAX TREATMENT

(a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding (A) income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Purchaser is organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which Purchaser has a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing any Program Document), or any political subdivision thereof, and (B) taxes imposed under FATCA (collectively, such non-excluded taxes are hereinafter called “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to the Purchaser, promptly, original tax receipts and other evidence satisfactory to the Purchaser of the payment when due of the full amount of such Taxes; and (d) except as otherwise expressly provided in Section 8(d) below, pay to the Purchaser such additional amounts (including all Taxes imposed by any Governmental Authority on such additional amounts) as may be necessary so that the Purchaser receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement except such taxes imposed with respect to an assignment as a result of a present or former connection between Purchaser and the jurisdiction imposing such taxes (other than connections arising from Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned any Purchased Asset or Program Document) (“Other Taxes”).

(c) Seller agrees to indemnify Purchaser for the full amount of Taxes (including additional amounts described in paragraph (a) above with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided, that the Purchaser shall have provided Seller with evidence, reasonably satisfactory to the Seller, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Purchaser that is either (i) not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) not otherwise treated as a “United States person” under the Code (a “Foreign Purchaser”) shall provide Seller and Agent with original properly completed and duly executed United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E or W-8ECI or any successor form prescribed by the IRS (or IRS Form W-8IMY, with IRS Form W-8BEN, W-8BEN-E or W-8ECI attached), certifying that such Person is either (1) entitled to benefits under an income tax treaty to which the United States is a party which eliminates United States withholding tax under sections 1441 through 1442 of the Code on payments to it or (2) otherwise fully exempt from United States withholding tax under sections 1441 through 1442 of the Code on payments to it or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States in either case, on or prior to the date upon which each such Foreign

Purchaser becomes a Purchaser. Each Foreign Purchaser will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1T(e)(4)(ii)(D). For any period with respect to which the Foreign Purchaser has failed to provide Seller with the appropriate form or other relevant document as expressly required under this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided under the first sentence of this Section 8(d) or except to the extent that, pursuant to this Section 8, amounts payable with respect to such taxes were payable to Purchaser’s assignor immediately before Purchaser became a party hereto) such Person shall not be entitled to “gross-up” of Taxes under Section 8(a) or indemnification under Section 8(c) with respect to Taxes imposed by the United States which are imposed because of such failure; provided, however, that should a Foreign Purchaser, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Purchaser shall reasonably request to assist such Foreign Purchaser to recover such Taxes. Upon the execution of this Agreement, each Purchaser that is a “United States person” within the meaning of the Code shall deliver to Seller a duly executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Unless Seller has received such forms or other documents or information as required by this Section 8(d) to establish Purchaser’s exception from backup withholding tax, Seller shall not be required to pay additional sums or indemnify Purchaser for any backup amount withheld.

(e) If a payment made to Purchaser under this Agreement would be subject to United States federal withholding tax imposed by FATCA if Agent or Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Purchaser shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Purchaser has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8 (including by the payment of additional amounts pursuant to this Section 8(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Purchaser to make available any of their tax returns or other information that they deem to be confidential or proprietary.

(h) Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by the Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9. SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Seller and Purchaser intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to Purchaser a first priority security interest in the Purchased Assets. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of Purchaser hereunder.

(b) Seller hereby irrevocably constitutes and appoints Purchaser and any officer designee or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchaser’s discretion, to file such financing statement or statements relating to the Purchased Assets as Purchaser at its option may deem appropriate, and if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Purchaser or its designee appointed at the time of such Event of Default the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and be continuing and Purchaser has elected to exercise its remedies pursuant to Section 18 hereof:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed appropriate by Purchaser for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii) (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchaser or as Purchaser shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchaser may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Purchaser or its designee was the absolute owner thereof for all purposes, and to do, at Purchaser’s option and Seller’s expense, at any time, and from time to time, all acts and things which Purchaser deems necessary to protect, preserve or realize upon the Purchased Assets and Purchaser’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Purchaser, from time to time if an Event of Default shall have occurred and be continuing, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.

The powers conferred on Purchaser hereunder are solely to protect Purchaser’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers.

Purchaser shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither Purchaser nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder.

10. CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Purchaser shall have received on or before the initial Purchase Date each of the following, in form and substance satisfactory to Purchaser and duly executed by each party thereto (as applicable):

(i) Each of the Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) Certificates of an officer of Seller attaching certified copies of Seller’s consents or operating agreement and limited liability company resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution) and certifying that Seller is not subject to any material litigation, and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) Certified copies of good standing certificates from the jurisdiction of organization of Seller, dated as of no earlier than the date which is ten (10) Business Days prior to the Effective Date;

(iv) An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller’s representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v) An opinion of Seller’s counsel as to such matters as Purchaser or Agent may reasonably request (including, without limitation, with respect to the first priority lien of Purchaser on and perfected security interest in the Purchased Assets, non-contravention, enforceability and corporate opinion with respect to Seller, an opinion as to the inapplicability of the Investment Company Act of 1940 to Seller and its Subsidiaries, an opinion that this Agreement constitutes a “repurchase agreement” and a “securities contract” within the meaning of the Bankruptcy Code and an opinion that no Transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, each in form and substance acceptable to Purchaser and Agent;

(vi) Seller shall have paid to the Purchaser and Purchaser shall have received all properly invoiced accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including without limitation, the Initial Fee and any Transaction Fees then due and owing pursuant to Section 2 of the Pricing Side Letter, in each case, in immediately available funds, and without deduction, set-off or counterclaim;

(vii) A copy of the insurance policies required by Section 14(q) of this Agreement;

(viii) Purchaser and/or Agent shall have completed the due diligence review pursuant to Section 36, and such review shall be satisfactory to Purchaser and Agent in their sole discretion;

(ix) Evidence that all other actions necessary to perfect and protect the Purchaser’s interest in the Purchased Assets have been taken, including, without limitation, the establishment of the Collection Account, and duly executed and filed Uniform Commercial Code financing statements acceptable to Purchaser and covering the Purchased Assets on Form UCC-1; and

(x) Any other documents reasonably requested by Purchaser or Agent in writing prior to the initial Purchase Date.

(b) As conditions precedent to each Transaction (including the initial Transaction), each of the following conditions shall have been satisfied:

(i) The Purchaser or its designee shall have received on or before the Purchase Date with respect to Eligible Mortgage Loans that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Purchaser and (if applicable) duly executed:

(A)

Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents in immediately available funds, and without deduction, set-off or counterclaim;

(B)	The Seller Mortgage Loan Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(c);

(C)

With respect to Transaction regarding the Uncommitted Amount, such certificates, customary opinions of counsel or other documents as Agent may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Agent in its commercially reasonable judgment;

(D)

Agent, on behalf of Purchaser, shall have received the Initial Fee, Structuring Fee, Non-Utilization Fee and the Transaction Fees in respect of such Transaction then due and owing (if any) pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim; provided, that Purchaser may, in its sole discretion, net any unpaid portion of the Initial Fee, Structuring Fee, Non-Utilization Fees or Transaction Fees from the proceeds of any Purchase Price paid by Purchaser to a Seller;

(E)	With respect to Mortgage Loans that are not Wet-Ink Mortgage Loans, an original trust receipt executed by the Custodian without exceptions;

(F)	Such other certifications of Custodian as are required under Sections 2 and 3 of the Custodial Agreement;

(G)

If any Mortgage Loan that is proposed to be sold will be subserviced by a Subservicer approved by Purchaser pursuant to Section 16(a)(ii), Agent shall have received an Instruction Letter in the form attached hereto as Exhibit I-A executed by Seller and such Subservicer, together with a completed Schedule 1 attached thereto and the related servicing agreement, or, if an Instruction Letter executed by such Subservicer shall have been delivered to Agent in connection with a prior Transaction, Seller shall instead deliver to such Subservicer and Agent an updated Schedule 1;

(H)

With respect to (i) any table-funded Wet-Ink Mortgage Loan that is the subject of such Transaction, (x) a copy of the Escrow Instruction Letter in the form attached as Exhibit G hereto, signed by the Settlement Agent and (y) a copy of the Closing Protection Letter from each title company in form and substance acceptable to Purchaser in its sole discretion and (ii) any self-funded Wet-Ink Mortgage Loan that is the subject of such Transaction, (x) a copy of the Escrow Instruction Letter in the form attached as Exhibit G hereto, signed by the Settlement Agent, (y) a copy of the Closing Protection Letter from each title company in form and substance acceptable to Purchaser in its sole discretion and (z) confirmation of the Fed. Reference Number (or other independent confirmation reasonably acceptable to Purchaser) with respect to the funding of any such Wet-Ink Mortgage Loan; and

(I)

a duly executed Warehouse Lender’s Release from any Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans, substantially in the form of Exhibit E, addressed to Purchaser, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such Warehouse Lender’s Release and Uniform Commercial Code termination statement has been delivered to Purchaser prior to such Transaction and to the Custodian as part of the Mortgage File;

(ii) No Default or Event of Default shall have occurred and be continuing under the Program Documents;

(iii) No Servicer Termination Event shall have occurred and be continuing under this Agreement;

(iv) Purchaser shall not have reasonably determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to Purchaser has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions with the applicable Pricing Rate;

(v) All representations and warranties in Section 13 hereof shall be true and correct on the date of such Transaction and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by the Purchaser;

(vi) The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction, shall not exceed, as of any date of determination, the lesser of (a) Maximum Aggregate Purchase Price and (b) the Asset Base;

(vii) The Purchase Price for the requested Transaction shall not be less than $500,000;

(viii) [Reserved];

(ix) Purchaser shall have determined that all actions necessary to maintain its perfected security interest in the Purchased Assets have been taken;

(x) [Reserved];

(xi) Purchaser and/or Agent shall have completed the due diligence review pursuant to Section 36 with respect to such Transaction regarding any Purchased Assets that have not previously been subject to a Transaction hereunder to confirm eligibility standards with respect to the Committed Amount, and such review shall be satisfactory to Purchaser and Agent in their reasonable discretion;

(xii) There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof);

(xiii) None of the following shall have occurred and/or be continuing:

(A)

an event or events shall have occurred in the reasonable determination of Purchaser resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by small balance commercial mortgage loans or securities or an event or events shall have occurred resulting in Purchaser not being able to finance Eligible Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)

an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Purchaser not being able to sell securities backed by small balance commercial mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)

there shall have occurred a material adverse change in the financial condition of Purchaser which affects (or can reasonably be expected to affect) materially and adversely the ability of Purchaser to fund its obligations under this Agreement; and

(xiv) There shall not have occurred a failure of Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices and Servicer shall not have been replaced within thirty (30) days; and

(xv) With respect to any purchase of Wet-Ink Mortgage Loans, Seller shall have established a collection and disbursement account with the Disbursement Agent, acceptable to Purchaser.

(c) As conditions precedent to each Transaction with respect to any RTL Mortgage Loans, each of the following conditions shall have been satisfied:

(i) Incumbency. An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller’s representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(ii) Holdback Amount. With respect to any RTL Mortgage Loans subject to a Holdback Component, Seller shall have identified the Holdback Amount on a loan-level basis with respect to each Mortgage Loan and Purchaser shall have reviewed and approved the Seller’s internal policies and procedures regarding the Holdback Amount arrangements and documentation related thereto and the related Holdback Amount shall have been deposited in the Holdback Account; provided that Purchaser may, after providing notice to Seller net such Holdback Amount from the proceeds of any Purchase Price paid to Seller in connection with such proposed Transaction and such netting shall satisfy such condition precedent set forth in this clause (ii); and

(iii) Holdback Account Control Agreement. With respect to any RTL Mortgage Loans subject to a Holdback Component, Purchaser shall have received the Holdback Account Control Agreement duly executed by the parties thereto, together with a security interest, general corporate and enforceability opinion or opinions of outside counsel to Seller covering the Holdback Account Control Agreement; each of which shall be in a form acceptable to Purchaser in its sole discretion.

Seller shall be entitled to a refund of a pro-rated portion of any Initial Fee or Structuring Fee actually paid by Seller with respect to any period after the date on which, and during, any event occurring pursuant to Section 10(b)(iv) or 10(b)(xiii) is effective.

11. RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset pursuant to Section 3(f) hereof, unless a Margin Deficit or an Event of Default shall have occurred and be continuing: (a) Purchaser shall automatically and without any further action terminate any security interest that Purchaser may have in such Purchased Asset, (b) the Purchaser shall automatically and without further action sell and release to the Seller such Purchased Asset, and (c) with respect to such Purchased Asset, Purchaser shall or shall direct Custodian to release such Purchased Asset to Seller. Except as set forth in Section 16(f)(ii) and Section 15, Seller shall give at least two (2) Business Days prior written notice to Purchaser if such repurchase shall occur on any date other than the Repurchase Date.

If such a Margin Deficit is applicable, Purchaser shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.

12. RELIANCE

With respect to any Transaction, Purchaser may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Purchaser reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13. REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:

(a) Due Organization, Qualification, Power, Authority and Due Authorization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has qualified to do business in each jurisdiction in which it is legally required to do so. Seller has the power and authority under its certificate of formation, operating agreement and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made, except for any failure to require approval that would not have a Material Adverse Effect.

(b) Noncontravention. The consummation of the transactions contemplated by this Agreement and Program Documents are in the ordinary course of business of Seller and will not conflict with, result in the breach of or violate any provision of the certificate of formation and operating agreement of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller, the Purchased Assets or any of Seller’s Property is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, the Purchased Assets or Seller’s Property is subject, except for any violation that would not have a Material Adverse Effect.

(c) Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against or affecting Seller (or, to Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity of the Purchased Assets or the validity or enforceability of this Agreement, the Program Documents or any agreement or instrument to which Seller is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, would adversely affect the proceedings of Seller in connection herewith or would or could materially and adversely affect Seller’s ability to carry out its obligations hereunder.

(d) Valid and Binding Obligations. This Agreement, the Program Documents and every other document to be executed by Seller in connection with this Agreement is and will be legal, valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e) Financial Statements. The financial statements of Seller, copies of which have been furnished to Purchaser, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Seller. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to Seller.

(f) Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Program Documents or Seller’s financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.

(g) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance by Seller or its Parent Company, if any, of this Agreement or any other Program Document, other than any that have heretofore been obtained, given or made, except for any failure to require receive such consent that would not have a Material Adverse Effect.

(h) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any Requirement of Law, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(i) Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.

(j) Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Program Documents, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or Purchaser.

(k) Investment Company Act Compliance. Seller is not required to be registered as an “investment company” as defined under the Investment Company Act nor is an entity “controlled by” an entity required to be registered as an “investment company” as defined under the Investment Company Act.

(l) Taxes. Seller has timely filed all federal and state tax returns that are required to be filed by it and has paid all taxes, including any assessments received by it, to the extent that such taxes are due and payable in accordance with such returns (other than for taxes that are being contested in good faith and for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(m) Additional Representations. With respect to each Purchased Asset to be sold hereunder by Seller to Purchaser, Seller hereby makes all of the applicable representations and warranties set forth in Exhibit B as of the date the related Mortgage File is delivered to Purchaser or the Custodian with respect to the Assets and continuously while such Asset is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a written notice to Purchaser, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(n) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(o) [Reserved].

(p) [Reserved].

(q) [Reserved].

(r) [Reserved].

(s) Mortgage Recordation. Seller has submitted the original Mortgage in respect of each Mortgage Loan for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the applicable Mortgagor.

(t) Affiliated Parties. Seller is not an Affiliate of the Custodian, Disbursement Agent, Settlement Agent of any other party to a Program Document hereunder other than the Agent.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Purchaser and shall continue for so long as the Purchased Assets are subject to this Agreement.

14. COVENANTS OF SELLER

Seller hereby covenants and agrees with Purchaser and Agent as follows:

(a) Defense of Title. Seller warrants and will defend the right, title and interest of Purchaser in and to all Purchased Assets against all adverse claims and demands.

(b) No Amendment or Compromise. None of Seller or those acting on Seller’s behalf shall amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents without the prior written consent of Purchaser, except if such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, the Seller may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices; provided, that Seller shall promptly notify Purchaser of any amendment, modification or waiver that causes any Mortgage Loan to cease to be an Eligible Mortgage Loan.

(c) No Assignment; No Liens. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Assets (without vesting rights in the related purchasers as against Purchaser).

(d) No Economic Interest. Neither Seller nor any affiliate thereof will acquire any economic interest in or obligation with respect to any the Purchased Asset except for record title to the Mortgage relating to such Purchased Asset and the right and obligation to repurchase the Mortgage Loan hereunder and the right to receive amounts pursuant to Section 16.

(e) Preservation of Purchased Assets. Seller shall take all commercially reasonable actions necessary or, in the opinion of Purchaser, desirable, to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will comply with all Requirements of Law (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) applicable to Seller relating to the Purchased Assets and cause the Purchased Assets to comply with Requirements of Law. Seller will not allow any default to occur for which Seller is responsible under any Purchased Assets or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the Program Documents.

(f) Maintenance of Papers, Records and Files.

(i) Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in Purchaser’s or Custodian’s possession unless

Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file, or as otherwise permitted under the Custodial Agreement.

(ii) For so long as Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of Purchaser.

(iii) Upon reasonable advance notice from Custodian or Purchaser, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(g) Financial Statements and Other Information; Financial Covenants

(i) Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to Purchaser. Seller shall furnish or cause to be furnished to Purchaser the following:

(A)	Financial Statements.

(1) Within one hundred twenty (120) days after the end of each fiscal year of Seller, the consolidated and consolidating audited balance sheets of Seller and its consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated and consolidating audited statements of income and changes in equity showing the financial condition of Seller and its consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated and consolidating financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to Purchaser and Agent) of, an independent public accountant of national standing acceptable to Purchaser and Agent and are to be accompanied by a letter of management in form and substance acceptable to Purchasers and Agent;

(2) Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Seller, consolidated unaudited balance sheets and consolidated statements of income, production report and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to

Purchasers and Agent, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries, each on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of Seller (reasonably acceptable to Purchasers and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(3) Within thirty (30) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income, third party lender’s asset aging reports and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchaser and Agent, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, certified by a financial officer of Seller (reasonably acceptable to Purchaser and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(4) Promptly upon receipt thereof, a copy of each other report submitted to Seller by its independent public accountants in connection with any annual, interim or special audit of Seller;

(5) Solely to the extent applicable to Seller, promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by Seller in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any governmental authority succeeding to any or all of the functions of the SEC;

(6) Promptly upon becoming available, copies of any press releases issued by Seller and copies of any annual and quarterly financial reports that Seller is required to file with the SEC or any federal banking agency, or any report which Seller is required to file with the SEC or any federal banking agency containing such financial statements, and other information concerning Seller’s business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC or such federal banking agency as may be promulgated from time to time;

(7) Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of Seller, or any of Seller’s respective consolidated Subsidiaries as Purchaser may request.

(8) Within fifteen (15) days of each calendar month, a report in form and with content acceptable to Purchaser, detailing for the immediately preceding month, for each Purchased Asset, which shall include, without limitation, all collections, delinquencies, defaults, defects, claim rates, losses and recoveries, any amendments, modifications or waivers of any term or condition of or extension of the scheduled maturity date or modification of the interest rate of any item of the Purchased Asset or settlement or compromise of any claim in respect of any Purchased Asset and any other information reasonably requested by Purchaser with respect to the Purchased Assets

(B)	Other Information. Upon the request of Purchaser, such other information or reports as Purchaser may from time to time reasonably request.

(ii) Seller shall comply with the following financial covenants:

(A)	Seller shall at all times maintain:

(1) Adjusted Tangible Net Worth no less than $60,000,000;

(2) The ratio of (1) Seller’s Indebtedness to (2) Seller’s Adjusted Tangible Net Worth shall at all times be no greater than 6:1.

(3) As of each fiscal quarter-end, Seller’s Net Income for such fiscal quarter shall equal or exceed $1.

(4) Liquidity in an amount equal to not less than $5,000,000.

(B)

To the extent that Seller is obligated under any other lending arrangement to comply with financial covenants that are either (i) more favorable to the lender under such arrangement, or (ii) more restrictive of the borrower thereunder, Seller shall provide Agent with written notice of such more favorable or restrictive financial covenants within five (5) Business Days of its knowledge of the same. In addition such notice shall describe in reasonable detail such more favorable or restrictive financial covenants.

(C)	Seller shall not create, incur, assume, or suffer to exist any guarantees, except to the extent reflected in its financial statements or notes thereto, without prior written approval by Purchaser.

(iii) Certifications. Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A attached hereto within thirty (30) days after the end of each calendar month and at the time of delivery of the financial statements required to be delivered to Purchaser pursuant to Section 14(g)(i)(A) which such certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(iv) Seller shall provide Purchaser with a quarterly tape showing all mortgage loans on Seller’s balance sheet in Purchaser’s warehouse or in any other warehouse or which were financed with equity.

(h) Notice of Material Events. Seller shall promptly inform Purchaser and Agent in writing of any of the following:

(i) any Default, Event of Default by Seller or any other Person (other than Purchaser or Purchaser’s Affiliates) of any material obligation under any Program Document;

(ii) any material change in the insurance coverage of Seller as required to be maintained pursuant to Section 14(q) hereof or, if Seller has actual knowledge, any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) the commencement of, or any determination in, any material dispute, litigation, investigation, proceeding or any sanctions or suspension between Seller or its Parent Company, on the one hand, and any Governmental Authority or any other Person, on the other;

(iv) any material change in accounting policies or financial reporting practices of Seller which could reasonably be expected to have a Material Adverse Effect;

(v) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller;

(vi) any material modifications to the Seller’s underwriting or acquisition guidelines;

(vii) any financial covenants or margin maintenance requirements Seller becomes subject to or any change or modification to, or waiver of compliance with, any financial covenants or margin maintenance requirements Seller is obligated to comply with, in either case, under any agreement for Indebtedness;

(viii) any penalties, sanctions or charges levied, or threatened in writing to be levied, against Seller, or actions taken, or threatened in writing to be taken, against Seller by or disputes between Seller or any supervisory or regulatory Government Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller;

(ix) any consolidation or merger of Seller, any Change in Control of Seller, or any sale of all or substantially all of Seller’s Property.

(i) [Reserved].

(j) Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under, and comply in all material respects with, all laws of each state in which it conducts its lending business or any Mortgaged Property is located, and (iii) conduct its business strictly in accordance with applicable law.

(k) Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(l) Nature of Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof without the prior written consent of Purchaser.

(m) Limitation on Distributions. Seller shall have the right to pay dividends so long as such dividend distribution does not result in any breach of the financial covenants set forth in Section 14(g)(ii). Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Seller shall not make any payment of any dividends or make distributions on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock, senior or subordinate debt of Seller or other equity interests, respectively, thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Seller.

(n) Use of Custodian. Without the prior written consent of Purchaser, Seller shall use no third party custodian as document custodian other than the Custodian for the Mortgage File relating to the Mortgage Loans.

(o) Merger of Seller. Seller shall not, at any time, directly or indirectly (i) liquidate or dissolve or enter into any consolidation or Merger Event or be subject to a Change in Control or sell all or substantially all of its Property (other than in connection with an asset-based financing, whole loan sales or securitizations, or other secondary market transaction related to the Seller’s assets in the ordinary course of the Seller’s business); (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller; or (iii) make any Material Adverse Change with respect to Seller.

(p) Insurance. Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Purchaser on request complete information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Seller shall continue to maintain coverage, for itself and its Subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, Property (other than money and securities), and computer fraud in an aggregate amount of at least such amount as customarily maintained by entities engaged in the same or similar business similarly situated.

(q) Affiliate Transaction. Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any Property or assets to, or otherwise acquire any Property or assets from, or otherwise engage in any transactions with, any of its Affiliates unless the terms thereof are no less favorable to Seller, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

(r) Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Purchaser, change the date on which its fiscal year begins from its current fiscal year beginning date.

(s) Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Purchased Asset, Seller shall transfer such Servicing Rights to Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Purchased Asset to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to Purchaser or its designee upon the expiration of the Servicing Term unless either such Servicing Term is renewed by Purchaser or the termination of the Seller as servicer pursuant to Section 16. Seller’s transfer of the Servicing Rights, Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(t) [Reserved].

(u) [Reserved].

(v) Fees and Expenses. Seller shall pay to Purchaser all fees and actual out of pocket as set forth in the Pricing Side Letter within ten (10) days of receipt.

(w) [Reserved].

(x) Further Documents. Seller shall, upon request of Purchaser or Agent, promptly execute and deliver to Purchaser or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser or Agent may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the Property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(y) Due Diligence. Seller will permit Purchaser, Agent or their respective agents or designees to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder up to the Due Diligence Review Percentage; provided however, that upon discovery of a Diligence Defect, the Due Diligence Review Percentage shall automatically increase to one hundred percent

(100%). Seller shall cooperate in all respects with such diligence and shall provide Purchaser, Agent or their respective agents or designees with all loan files and other information (including, without limitation, Seller’s quality control procedures and results) reasonably requested by Purchaser, Agent or their respective agents or designees and shall bear all costs and expenses associated with such due diligence.

(z) BPO. With respect to a Delinquent Mortgage Loan, Seller shall deliver to Purchaser an updated broker’s price opinion within a reasonable time after commencing the foreclosure proceedings of such Delinquent Mortgage Loan. In addition, Seller shall repurchase any such Mortgage Loan prior to its conversion to an REO Property.

(aa) Reserved.

(bb) Holdback Amounts. With respect to RTL Mortgage Loans subject to a Holdback Component, Seller shall hold or cause to be held all Holdback Amounts not yet disbursed to the related Mortgagor in the Holdback Account and shall apply or cause the Servicer to apply the same to improve and rehabilitate the related Mortgaged Property in accordance with the Mortgage, the Mortgage Note or any other related loan documents comprising the Mortgage File and Seller Underwriting Guidelines. Seller shall hold (or cause to be held) the Holdback Amount in the applicable Holdback Account for the benefit of Purchaser subject to the rights of the related Mortgagor under the terms of the Mortgage, the Mortgage Note or any other related loan documents comprising the Mortgage File to any disbursements of Holdback Amounts.

15. REPURCHASE OF PURCHASED ASSETS

(a) Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller shall give prompt written notice thereof to Purchaser. Upon any such discovery by Purchaser, Purchaser will notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Purchaser or Custodian with respect to the Purchased Assets and shall inure to the benefit of Purchaser. The fact that Purchaser has conducted or has failed to conduct any partial or complete due diligence investigation in connection with their purchase of any Purchased Asset shall not affect Purchaser’s right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller’s discovery or receipt of notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Purchaser, at Purchaser’s option, repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Purchaser.

16. SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION

(a) Subservicing.

(i) Upon payment of the Purchase Price, Purchaser shall own the servicing rights related to the Purchased Assets including the Mortgage File. Seller and Purchaser each agrees and acknowledges that the Purchased Assets sold hereunder shall be sold to Purchaser on a servicing released basis, and that Purchaser is engaging and hereby does engage Seller to provide subservicing of each Purchased Asset for the benefit of Purchaser; provided that with respect to one or more Purchased Assets, a Servicer other than the Seller may subservice the Purchased Assets for the benefit of Purchaser.

(ii) So long as a Mortgage Loan is outstanding, Seller shall neither assign, encumber or pledge its obligation to subservice such Mortgage Loans in whole or in part, nor delegate its rights or duties under this Agreement (other than to a Servicer) without the prior written consent of Purchaser, the granting of which consent shall be in the sole discretion of Purchaser. Notwithstanding the foregoing, Seller may engage Servicer or another subservicer to perform the actual servicing of the Mortgage Loans; provided that (x) any of Servicer or any other subservicer shall be approved by Purchaser in writing in its sole discretion and (y) Seller shall deliver to Purchaser a duly executed Instruction Letter in accordance with Section 10(b)(i)(G). Seller hereby acknowledges and agrees that (i) Purchaser is entering into this Agreement in reliance upon Seller’s representations as to the adequacy of its financial standing, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Seller’s engagement hereunder to provide mortgage servicing for the benefit of Purchaser is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor”.

(iii) Servicer shall subservice and administer the Purchased Assets it is subservicing on behalf of Purchaser in accordance with Accepted Servicing Practices. Servicer shall have no right to modify or alter the terms of any such Purchased Asset or consent to the modification or alteration of the terms of any such Purchased Asset. Servicer shall at all times maintain accurate and complete records of its servicing of the Purchased Assets it is subservicing on behalf of Purchaser, and Agent may, at any time during Servicer’s business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that Purchaser is the 100% beneficial owner of all Servicing Records relating to the Purchased Assets. Seller covenants to hold or cause to be held such Servicing Records, if any in its possession, for the benefit of Purchaser and to safeguard such Servicing Records and to deliver them promptly to Agent or its designee (including the Custodian) at Agent’s request or otherwise as required by operation of this Section 16.

(b) Servicing Term. (i) Each Servicer (if any) other than Nationstar, shall subservice such Purchased Assets for a term of thirty (30) days commencing as of the related Purchase Date, which term may be extended in writing by Purchaser in its sole discretion, for an additional thirty-day period (each, a “Servicing Term”); provided, that Purchaser shall have the right to immediately terminate the Servicer at any time following the occurrence of a Servicer

Termination Event. If such Servicing Term is not extended by Purchaser or if Purchaser has terminated such Servicer as a result of a Servicer Termination Event, such Servicer shall transfer such servicing to Purchaser or its designee at no cost or expense to Purchaser as provided in Section 14(t). Such Servicer shall hold or cause to be held all Escrow Payments collected with respect to the Purchased Assets it is subservicing on behalf of Purchaser in segregated accounts for the sole benefit of the Mortgagor and shall apply the same for the purposes for which such funds were collected. If such Servicer should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Purchased Assets it is subservicing on behalf of Purchaser, Seller shall promptly notify Purchaser.

(i) Nationstar shall subservice such Purchased Assets for the benefit of Purchaser provided, that Purchaser shall have the right to (i) immediately terminate Nationstar at any time following the occurrence of a Servicer Termination Event or (ii) upon sixty (60) days written notice from Purchaser to Nationstar. If Purchaser has terminated Nationstar as a result of a Servicer Termination Event, Nationstar shall transfer such servicing to Purchaser or its designee at no cost or expense to Purchaser as provided in Section 14(t). Nationstar shall hold or cause to be held all Escrow Payments collected with respect to the Purchased Assets it is subservicing on behalf of Purchaser in segregated accounts for the sole benefit of the Mortgagor and shall apply the same for the purposes for which such funds were collected. If Nationstar or Seller should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Purchased Assets it is subservicing on behalf of Purchaser, Seller shall promptly notify Purchaser.

(c) Servicing Reports. Within five (5) days after the end of each month (or if such day is not a Business Day, the immediately following Business Day), and as requested by Purchaser from time to time, Seller shall forward to Purchaser reports from the Servicer in form and scope satisfactory to Purchaser, setting forth (i) data regarding the performance of the individual Purchased Assets, (ii) a summary report of all Purchased Assets serviced by the Servicer, in each case, for the immediately preceding month, including, without limitation, all collections, delinquencies, defaults, defects, claim rates, Holdback Amounts, losses and recoveries, and (iii) any other information reasonably requested by Purchaser.

(d) Backup Servicer. The Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, Seller and Servicer shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Purchaser pursuant to Section 16(d) hereof and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. All costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Purchased Assets shall be paid by Seller. Seller shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Purchased Assets.

(e) Collection Account. Prior to the initial Purchase Date, Seller shall establish and maintain a separate account (the “Collection Account”) with the Bank in the Agent’s name for the sole and exclusive benefit of the Purchaser. Such account shall be subject to the Collection Account Control Agreement. Servicer shall deposit or credit to the Collection Account all amounts collected on account of the Purchased Assets within two (2) Business Days of receipt, and to remit such collections in accordance with Section 16(f) hereof. Following the occurrence and during the continuance of an Event of Default, such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Seller (or any third party claiming through it) under any other agreement or arrangement. Amounts on deposit in the Collection Account shall be distributed as provided in Section 16(f); provided that following the occurrence of an Event of Default, no amounts deposited therein or in the Collection Account shall thereafter be removed without the Agent’s prior written consent.

(f) Income Payments.

(i) Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, (i) Seller shall deposit or cause to be deposited such Income into the Collection Account no later than two (2) Business Days after receipt thereof, and (ii) such Income shall be the property of Purchaser subject to subsections 16(f)(ii) and (iii) below. The Collection Account shall be subject to the terms and conditions of the Collection Account Control Agreement.

(ii) Except as otherwise provided in Section 16(f)(iv), on each Monthly Payment Date, Purchaser shall cause amounts deposited in the Collection Account to be released to Seller, which amounts shall be (A) applied by Seller to reduce outstanding Price Differential due and payable in respect of Purchased Assets for which Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(g) during the prior calendar month, (B) applied by Seller to reduce the Repurchase Price for all outstanding Transactions, (C) applied by Seller to pay all other Obligations then due and payable to Purchaser and (D) retained by Seller (to the extent any amounts remain on deposit after the distribution of amounts pursuant clause (A) through (C) above).

(iii) Notwithstanding anything herein or in the Collection Account Control Agreement to the contrary, Purchaser shall in no event cause amounts deposited in the Collection Account to be released to Seller to the extent that such action would result in the creation of a Margin Deficit (unless prior thereto or simultaneously therewith Seller cures such Margin Deficit in accordance with Section 7), or if an Event of Default is then continuing. Further, if an uncured Margin Deficit exists as of such Monthly Payment Date, Purchaser shall cause the Bank to disburse the Income related to the Transaction for which the Margin Deficit exists to Purchaser (up to the amount of such Margin Deficit), which amounts shall be applied by Purchaser to reduce the related Repurchase Price.

(iv) If a successor servicer (which may be a back-up servicer) takes delivery of such Purchased Assets either under the circumstances set forth in Section 16(i) or otherwise, all amounts deposited in the Custodial Account shall be paid to Purchaser promptly upon such delivery.

(g) [Reserved.]

(h) [Reserved.]

(i) Servicer Termination. In accordance with this Agreement and the related Instruction Letter, Purchaser, in its sole discretion, may terminate Servicer’s rights and obligations as subservicer of the affected Purchased Assets that it is subservicing on behalf of Purchaser and require Servicer to deliver the related Servicing Records to Purchaser or its designee upon the occurrence of (i) a Servicer Termination Event with respect to any Servicer, (ii) upon the expiration of the Servicing Term with respect to any Servicer other than Nationstar, as set forth in Section 16(b) by delivering written notice to Seller and Servicer requiring such termination or (iii) upon sixty (60) days written notice from Purchaser to Nationstar. Such termination shall be effective upon Seller’s receipt of such written notice; provided, that Servicer’s subservicing rights shall be terminated immediately upon the occurrence a Servicer Termination Event, regardless of whether notice of such event shall have been given to or by Purchaser or Seller. Upon any such termination, all authority and power of Servicer respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the successor servicer appointed by Purchaser and Purchaser is hereby authorized and empowered to transfer such rights to subservice the Purchased Assets for such price and on such terms and conditions as Purchaser shall reasonably determine. Seller shall promptly take such actions and furnish to Purchaser such documents that Purchaser deems necessary or appropriate to enable Purchaser to enforce such Purchased Assets and shall perform all acts and take all actions so that the Purchased Assets and all files and documents relating to such Purchased Assets held by Servicer, together with all escrow amounts relating to such Purchased Assets, are delivered to successor Servicer, including but not limited to preparing, executing and delivering to the successor Servicer any and all documents and other instruments, placing in the successor Servicer’s possession all Servicing Records pertaining to such Purchased Assets and doing or causing to be done, all at Seller’s sole expense. All amounts paid by any purchaser of such rights to service or subservice the Purchased Assets shall be the Property of Purchaser. The subservicing rights required to be delivered to successor Servicer in accordance with this Section 16(i) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than record title to the Mortgages relating to the Purchased Assets and the right and obligation to repurchase the Purchased Assets hereunder. No exercise by Purchaser of its rights under this Section 16(i) shall relieve Seller of responsibility or liability for any breach of this Agreement.

17. EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Seller fails to transfer the Purchased Assets to the applicable Purchaser on the applicable Purchase Date (provided the Purchaser has tendered the related Purchase Price);

(b) Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7, the last sentence of Section 15(a), or under Section 15(b);

(c) Seller shall fail to (i) remit to Purchaser when due any payment required to be made under the terms of this Agreement, any of the other Program Documents or any other contracts or agreements delivered in connection herewith or therewith, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within two (2) Business Days of the earlier of (x) Seller’s receipt of written notice from Purchaser or Custodian of such breach or (y) the date on which Seller obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by Seller (or any of Seller’s officers) in the Program Documents or in any other document delivered in connection therewith, or in any other contract or agreement, shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Mortgage Loan, unless (i) Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or repeated, or (ii) any such representation or warranty shall have been determined by Purchaser in its sole discretion to be materially false or misleading on a regular basis);

(e) Seller or any of its Affiliates or Subsidiaries shall be in default under, or fail to perform as requested under, or shall otherwise breach, (i) the terms of any warehouse, credit, repurchase, line of credit, financing or other similar agreement relating to any Indebtedness between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other which default or failure entitles any party to require acceleration or prepayment of any Indebtedness thereunder (such amount in excess of $1.00); or (ii) any payment obligation under any other material agreement relating to any Indebtedness between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other (such amount in excess of $1,000,000 in the aggregate, over the term of such agreement);

(f) Seller or any affiliate of Seller defaults on any indebtedness or derivative or other transaction with Purchaser or any affiliate of Purchaser under this Agreement or any other agreement between Purchaser or any affiliate of Purchaser and Seller of or any affiliate of Seller;

(g) Any Event of Insolvency of the Seller or any of its Affiliates;

(h) Any final judgment or order for the payment of money in excess of $5,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Purchaser, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of Seller’s Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any of Seller’s Affiliates, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller’s Affiliates, or shall have taken any action to displace the management of Seller or any of Seller’s Affiliates or to curtail its authority in the conduct of the business of Seller or any of Seller’s Affiliates, or (ii) takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller’s Affiliates as an issuer, Purchaser or a seller/servicer of Mortgage Loans or securities backed thereby;

(j) Seller, shall fail to comply with any of the financial covenants set forth in Section 14(g)(ii);

(k) Any Material Adverse Effect shall have occurred, provided, however, that if this clause (k) is triggered as a result of clause (d) of the definition of Material Adverse Effect, Seller shall have the rights set forth in Section 7 of this Agreement;

(l) This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;

(m) Change in Control of Seller shall occur or (b) a Merger Event shall occur and (i) the surviving entity fails to assume all of the obligations of Seller under this Agreement and the other Program Documents, (ii) the surviving entity is a competitor of Purchaser or Agent, as determined by Agent in its sole discretion, or (iii) the creditworthiness of the surviving entity is materially weaker than that of Seller immediately prior to the occurrence of such Merger Event, as determined by Agent in its sole discretion;

(n) Purchaser shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller, and such reasonable information and/or responses shall not have been provided within ten (10) Business Days of such request;

(o) A material event of default shall have occurred and be continuing beyond the expiration of any applicable cure periods under any other Program Document;

(p) Servicer Change in Control or Nationstar Merger Event occurs without consent of the Agent or Purchaser and the transfer of servicing to a successor servicer acceptable to Purchaser has not occurred within thirty (30) days of such Servicer Change in Control or Nationstar Merger Event;

(q) (i) The occurrence of a Servicer Termination Event and (ii) the transfer of servicing to a successor servicer acceptable to Purchaser has not occurred within thirty (30) days of such failure by Servicer;

(r) Seller or any of its Affiliates fails to operate or conduct its business operations or any material portion thereof in the ordinary course; or

(s) Seller fails to deliver to Purchaser any document required to be delivered and such failure is not cured on or before the second (2nd) Business Day after notice of such failure is given by Purchaser to Seller.

18. REMEDIES

Upon the occurrence of (i) an Event of Default (other than that referred to in Section 17(f)), the Purchaser, at its option, shall have the right to exercise any or all of the following rights and remedies and (ii) an Event of Default referred to in Section 17(f), the following rights and remedies shall immediately and automatically take effect without any further action by any Person.

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s Obligations hereunder, to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Purchaser and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Purchaser or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become Property of Purchaser.

(ii) Purchaser or its designee may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Purchaser may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as Purchaser may determine in its sole discretion and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including credit for the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Purchaser for any amounts that remain owing to Purchaser following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses including but not limited to legal fees incurred by Purchaser in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser or its designee may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Purchaser or its designee to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Purchaser. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(iv) The Purchaser may terminate the Agreement.

(b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller. In addition to their rights hereunder, Purchaser shall have the right to proceed against any of Seller’s assets which may be in the possession of Purchaser, any of Purchaser’s Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Purchaser pursuant to this Agreement. Purchaser may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchaser to Seller or against all of Seller’s Obligations to Purchaser, or Seller’s obligations to Purchaser under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchaser’s right to recover any deficiency.

(c) Purchaser or its designee shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Purchaser or its designee such assignments as Purchaser shall request.

(d) Purchaser shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchaser or its designee determines appropriate, including, without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.

(e) Purchaser or its designee shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchaser is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Purchaser in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.

(f) Purchaser or its designee may, at its option, enter into one or more hedging transactions covering all or a portion of the Purchased Assets, and Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Purchaser relating to or arising out of such hedging transactions; including without limitation any losses resulting from such hedging transactions, and such shall be deemed part of the Obligations hereunder.

(g) In addition to all the rights and remedies specifically provided herein, Purchaser shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Purchaser shall have the right to exercise any of their rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited promptly upon receipt thereof but in no event later than twenty-four (24) hours thereafter. Seller shall be liable to Purchaser for the amount of all losses, costs and/or expenses (plus interest thereon at a rate equal to the Default Rate) which Purchaser may sustain or incur in connection with hedging transactions relating to the Purchased Assets, conduit advances and payments for mortgage insurance.

19. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Purchaser to exercise, and no delay by Purchaser in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Purchaser provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchaser to exercise any of its rights under any other related document. Purchaser may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.

20. USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan or arrangement subject to Title I of ERISA or Section 4975 of the Code shall be used by either party hereto in a Transaction.

21. INDEMNITY

(a) Seller agrees to indemnify and hold harmless Purchaser, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred within thirty (30) days following receipt of an invoice therefor) any and all claims, damages, losses, liabilities, taxes, increased costs and all other expenses including out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit and due diligence fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the servicing agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, or (v) the reduction of the Principal Balance of a Purchased Asset due to a cram down or similar action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller hereby agrees not to assert any claim against Purchaser or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(b) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser, in its sole discretion and Seller shall remain liable for any such payments by Purchaser and such amounts shall be deemed part of the Obligations hereunder. No such payment by Purchaser shall be deemed a waiver of any of Purchaser’s rights under the Program Documents.

(c) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

22. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchaser or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

23. REIMBURSEMENT; SET-OFF

(a) Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of Purchaser in connection with the initial and subsequent negotiation, modification, renewal and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel for Purchaser with respect to advising Purchaser as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto). Seller agrees to pay on demand, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser and/or Custodian in connection with the modification, renewal, amendment and enforcement (including any waivers) of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Purchaser (without duplication to Purchaser) and/or Custodian pursuant thereto or by refinancing or restructuring in the nature of a “workout.” Further, Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser in connection with (a) the rendering of legal advice as to Purchaser’s rights, remedies and obligations under any of the Program Documents, (b) the collection of any sum which becomes due to Purchaser under any Program Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Purchaser. For the purposes of this Section 23(a), attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) discovery; (2) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (3) garnishment, levy, and debtor and third party examinations; and (4) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. Any and all of the foregoing amounts referred to in this Section 23(a) shall be deemed a part of the Obligations hereunder. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

(b) In addition to any rights and remedies of Purchaser hereunder and at law, Purchaser and its Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any other agreement entered into between Seller or any of its Affiliates on the one hand, and Purchaser or any of its Affiliates on the other hand, to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of Seller of any of its Affiliates. Purchaser may also set-off cash and all other sums or obligations owed by Purchaser or its Affiliates to Seller or its Affiliates (whether under this Agreement or under any other agreement between the parties or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other) against all of Seller’s obligations to Purchaser or its Affiliates (whether under this Agreement or under any other agreement between the parties or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other), whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency. Purchaser agrees to promptly notify Seller after any such set-off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application.

24. FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Purchaser such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Purchaser to carry into effect the intent and purposes of this Agreement, to perfect the interests of Purchaser in the Purchased Assets or to better assure and confirm unto Purchaser its rights, powers and remedies hereunder.

25. ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

26. TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Purchaser at the time of such termination. Seller’s obligations to indemnify Purchaser pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

27. REHYPOTHECATION; ASSIGNMENT

(a) Purchaser may, in its sole election, and without the consent of the Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Purchaser’s choice, in all cases subject to Purchaser’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to the Seller. In the event Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Purchaser shall have the right to assign to Purchaser’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

(b) The Program Documents and the Seller’s rights and obligations thereunder are not assignable by Seller without the prior written consent of Purchaser. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Without any requirement for further consent of the Seller, except to the extent that such counterparty is a Scheduled Competitor, and at no cost or expense to the Seller, each of Purchaser and Agent may, in its sole election, participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of Purchaser’s or Agent’s choice. Additionally, Purchaser may assign all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of the related Purchaser’s or Agent’s choice without the consent of Seller other than with respect to a Scheduled Competitor. Any assignment of Purchaser’s rights and obligations under this Agreement and the Program Documents to a Scheduled Competitor shall be subject to the consent of the Seller, not to be unreasonable withheld. Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Purchaser or Agent hereunder, and (b) Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Purchaser or Agent which assumes the obligations of Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.

(c) Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to Purchaser by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.

28. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Purchaser and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29. SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30. BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

31. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

32. SINGLE AGREEMENT

Seller, Purchaser and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Purchaser and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33. INTENT

Seller, Purchaser and Agent recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable, and a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.

It is understood that Purchaser’s right to liquidate, the Purchased Assets and terminate and accelerate the Transactions and this Agreement or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and a contractual right to offset under a master netting agreement and across contracts, as described in Section 561 of the Bankruptcy Code. It is understood that Seller’s right to accelerate the Repurchase Date with respect to the Purchased Assets and any Transaction hereunder pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable.

The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

34. NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by electronic transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller:	Velocity Commercial Capital, LLC 30699 Russell Ranch Road, Suite 295 Westlake Village, CA 91362 Attention: Jeff Taylor Telephone: (818) 532 - 3707 Facsimile: (818) 337-2470

if to Purchaser:	Barclays Bank PLC – Mortgage Finance 745 Seventh Avenue, 4th Floor
New York, New York 10019 Attention: Joseph O’Doherty Telephone: (212) 412-5517 Facsimile: (212) 412-7333 E-mail: Joseph.o’doherty@barclays.com

With copies to:

Barclays Bank PLC – Legal Department 745 Seventh Avenue, 20th Floor New York, New York 10019 Telephone: (212) 412-1494 Facsimile: (212) 412-1288

Barclays Capital – Operations 1301 Sixth Avenue, 8th Floor New York, New York 10019 Attention: Roger Billotto Telephone: (212) 320-7303 Facsimile: (646) 845-6464 Email: roger.billotto@barclays.com if to Agent:

Barclays Bank PLC – Mortgage Finance

745 Seventh Avenue, 4th Floor

New York, New York 10019

Attention: Ellen Kiernan

Telephone: (212) 412-7990

Facsimile: (212) 412-7333

E-mail: ellen.kiernan@barclays.com

With copies to:

Barclays Bank PLC – Legal Department 745 Seventh Avenue, 20th Floor New York, New York 10019 Telephone: (212) 412-1494 Facsimile: (212) 412-1288

Barclays Capital – Operations 1301 Sixth Avenue, 8th Floor New York, New York 10019 Attention: Roger Billotto Telephone: (212) 320-7303 Facsimile: (646) 845-6464 Email: roger.billotto@barclays.com or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

35. CONFIDENTIALITY

Seller, Purchaser and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller’s Mortgagor information in the possession of Purchaser (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior (if feasible) written notice to Purchaser, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior (if feasible) written notice to Purchaser, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior (if feasible) written notice to Purchaser, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of clause (iv), Seller shall not file the Pricing Side Letter. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

36. DUE DILIGENCE

In addition to Purchaser’s rights under Section 3(j), Purchaser, Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) Seller and its Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of its obligations under the Program Documents, and (y) the Servicing File and the Purchased Assets. Seller agrees promptly to provide Purchaser, Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller’s respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchaser and/or Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser shall enter into transactions with Seller based solely upon the information provided by Seller to Purchaser and/or Agent and the representations, warranties and covenants contained herein, and that Purchaser and/or Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchaser and/or Agent shall not reduce or limit the Seller’s representations, warranties and covenants set forth herein. Seller agrees to reimburse Purchaser and/or Agent for all reasonable out-of-pocket due diligence costs and expenses incurred pursuant to this Section 36.

37. USA PATRIOT ACT; OFAC AND ANTI-TERRORISM

Seller hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:

(a) Each of Purchaser and Agent hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow each of Purchaser and Agent, as applicable, to identify the Seller in accordance with the Act.

(b) (i) Neither the Seller, nor the Parent Company nor any Originator is named on the list of Specifically Designated Nationals maintained by OFAC or any similar list issued by OFAC (collectively, the “OFAC Lists”); (ii) no Person on the OFAC Lists owns a 50% or greater interest in, directly or indirectly, or otherwise controls, the Seller, the Parent Company or any Originator; and (iii) to the best of the knowledge of the Seller or any Originator, none of the Purchaser or Agent is precluded, under the laws and regulations administered by OFAC, from entering into this Agreement or any transactions pursuant to this Agreement with the Seller or any Originator due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller or any Originator.

(c) (i) Neither the Seller nor any Originator will conduct business with or engage in any transaction with any Obligor that the Seller or any Originator knows or should reasonably be expected to know that (x) is named on any of the OFAC Lists or (y) 50% or greater of the equity interests in such Obligor are owned by a Person named on any OFAC List; (ii) if any of the Seller or any Originator obtains actual knowledge or should reasonably be expected to know that any Obligor is named on any of the OFAC Lists or that any Person named on an OFAC List owns a 50% or greater interest in an Obligor, the Seller or any Originator, as applicable, will give prompt written notice to the Purchaser and Agent of such fact or facts; and (iii) the Seller and any Originator will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement, except to the extent such non-compliance does not result in a violation of applicable law by any of the Purchaser or Agent and (y) will, upon the Purchaser’s or Agent’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 37.

38. AMENDMENT AND RESTATEMENT

Effective as of the date hereof, the terms and provisions of that certain Master Repurchase Agreement, dated as of May 29, 2015, by and between Purchaser, Agent and Seller (the “Original Agreement”) shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. For the avoidance of doubt, this Agreement is not intended to, and shall not, effect a novation of any of the obligations of the parties to the Original Agreement, but is merely an amendment and restatement of the terms governing such obligations.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Seller, Agent and Purchaser have caused their names to be signed to this Amended and Restated Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

VELOCITY COMMERCIAL CAPITAL, LLC, as Seller

By:	/s/ Jeff Taylor
Name:	Jeff Taylor
Title:	Executive Vice President

[A&R Master Repurchase Agreement (Barclays/Velocity)]

BARCLAYS BANK PLC, as Purchaser and Agent

By:	/s/ Ellen Kiernan
Name:	Ellen Kiernan
Title:	Director

[A&R Master Repurchase Agreement (Barclays/Velocity)]